Exhibit 99.1
Magnolia Oil & Gas Corporation Announces Second Quarter 2026 Results

HOUSTON, TX, August 5, 2026 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the second quarter of 2026.

Second Quarter 2026 Highlights:

(In millions, except per share data)	For the Quarter Ended June 30, 2026	For the Quarter Ended June 30, 2025	Percentage increase (decrease)
Net income	$181.8	$81.0	124%
Adjusted net income (1)	$184.3	$80.9	128%
Earnings per share - diluted	$0.97	$0.41	137%
Adjusted EBITDAX(1)	$370.3	$223.2	66%
Capital expenditures - D&C	$125.0	$95.2	31%
Average daily production (Mboe/d)	106.1	98.2	8%
Average daily oil production (Mbbls/d)	41.9	40.0	5%
Cash balance as of period end	$295.9	$251.8	18%
Diluted weighted average total shares outstanding(2)	184.6	192.1	(4)%

Second Quarter 2026 Highlights:

•Magnolia reported second quarter 2026 net income of $181.8 million, or $0.97 per diluted share. Second quarter 2026 adjusted net income (1) was $184.3 million, or $0.99 per diluted share. Diluted weighted average total shares outstanding decreased by 4% to 184.6 million (2) compared to second quarter 2025. Second quarter 2026 net income, adjusted net income, and earnings per diluted share all more than doubled compared to the prior-year second quarter and primarily due to higher oil and NGL prices and growth in our overall production volumes.

•Adjusted EBITDAX (1) was $370.3 million during the second quarter of 2026. Total drilling and completions (“D&C”) capital was $125.0 million which represented approximately 34% of adjusted EBITDAX.

•Net cash provided by operating activities was $384.0 million during the second quarter of 2026 with free cash flow (1) generated by the Company of $234.6 million more than doubling year-over-year. Magnolia generated operating income as a percentage of revenue (pre-tax margins) of 50% during the second quarter.

•Total Company production volumes in the second quarter of 2026 grew by 8% on a year-over-year basis to 106.1 thousand barrels of oil equivalent per day (“Mboe/d”) and included 41.9 thousand barrels of oil per day (“Mbbls/d”) which grew by 5% compared to the prior year period, exceeding earlier guidance and due to continued strong well performance. Total production in Giddings increased 10% year-over-year to 85.5 Mboe/d with oil volumes growing by 7%.

•On July 20, Magnolia announced that the Company entered into a definitive agreement to acquire WildFire Energy (“WildFire” or the “Acquisition”) that will more than double Magnolia’s Giddings acreage and create the dominant Eagle Ford/Austin Chalk acreage position in South Texas by combining two high-quality, complementary assets. The highly accretive Acquisition will be funded with approximately half debt and half equity and is expected to close late in the third quarter of 2026.

•The Company repurchased 1.7 million shares of its Class A Common Stock during the second quarter for $49.3 million and has 9.9 million Class A common shares remaining under its current share repurchase authorization.

•As previously announced, Magnolia’s Board of Directors declared a quarterly cash dividend of $0.18 per share, payable on September 1, 2026 to shareholders of record as of August 10, 2026. This quarterly dividend payment is a 9% increase compared to the previous rate, providing an annualized dividend of $0.72 per share. The increase in the quarterly dividend rate was announced in conjunction with the Acquisition.

•Magnolia returned $80.1 million, or 34% of the Company’s free cash flow(1), to shareholders during the second quarter through a combination of share repurchases and dividends. Inclusive of the significant return of cash to shareholders, Magnolia ended the second quarter with $295.9 million of cash on the balance sheet and an undrawn $450 million revolving credit facility.

“Our second quarter results continue to underscore the strength of Magnolia's differentiated business model and the quality of our asset base,” said Magnolia’s Chairman, President and CEO Chris Stavros. “The consistent capital allocation discipline, operational execution and continued focus on our financial returns, helped generate meaningful free cash flow totaling $235 million during the second quarter. Our adjusted EBITDAX during the quarter was $370 million, and with capital for drilling and completions of approximately $125 million, our reinvestment rate for the quarter was just 34 percent. Stronger than expected overall oil and gas production totaling 106.1 thousand barrels of oil equivalent per day and oil production of 41.9 thousand barrels of oil per day further supported our quarterly financial results and enabled us to increase Magnolia’s standalone full-year 2026 production growth guidance to 6 percent from 5 percent.

“As we announced last month, the acquisition of the WildFire oil and gas properties and acreage is a natural and strategic fit and makes our business better by extending our runway of advantaged profitability and significant free cash flow generation. Our combined position in the Giddings field amounts to more than 1.25 million net acres with upside development opportunities across multiple benches including the Austin Chalk, Eagle Ford and Woodbine. The highly accretive Acquisition is the result of our extensive subsurface understanding, experience, and the demonstration of our proven resource capture in the Giddings field. This creates a premier upstream operation in South Texas by combining two high-quality and complementary assets near Gulf Coast markets which offer premium pricing for our products. WildFire is not only a strong fit for Magnolia offering unique benefits, but it also provides several important characteristics we look for namely, focused, high-quality assets with concentrated scale, a low capital reinvestment rate while providing moderate production growth, high operating margins, and steady free cash flow allowing for consistent and significant shareholder returns.”

Operational Update

Total Company production volumes in the second quarter of 2026 grew by 8 percent on a year-over-year basis to 106.1 Mboe/d including 41.9 Mbbls/d. Total production in Giddings increased by 10 percent in the second quarter, compared to the prior year period with Giddings oil production growing by 7 percent year-over-year, and driven by continued strong well performance. Giddings production represented 81 percent of total Company volumes during the second quarter. Magnolia’s second quarter 2026 capital spending on drilling, completions, and associated facilities was $125.0 million.

Additional Guidance

On a standalone basis, Magnolia’s third quarter 2026 D&C capital spending is estimated to be approximately $115 million, with total estimated standalone company capital spending for the year reiterated in the range of $440 to $480 million. Total production for the standalone company in the third quarter is estimated to be similar to second quarter levels. As previously disclosed, we are raising our full year 2026 production growth guidance on a standalone company basis to 6 percent from 5 percent.

For the third quarter 2026, we expect oil price differentials to be approximately a $3 per barrel discount to Magellan East Houston.

WildFire Energy Acquisition Financing

After the announcement that Magnolia had entered into a definitive agreement to acquire WildFire, Magnolia executed multiple capital market transactions to partially fund the Acquisition. The Company issued 53.3 million new shares in a public offering for net proceeds of $1.23 billion, in addition to $500 million of senior notes at 6.625% due in 2034. These two transactions closed on July 22nd and August 5th, respectively. In total, the Acquisition will be funded with approximately half equity and half debt.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related notes will be available in its Quarterly Report on Form 10-Q for the three months ended June 30, 2026, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on August 6, 2026.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, August 6, 2026 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

(1) Adjusted net income, adjusted earnings per share, adjusted EBITDAX, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding the consummation of the Acquisition and the transactions contemplated thereby, the expected synergies of the Acquisition, Magnolia’s share repurchase program, Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the expected timetable for completing the Acquisition, the results, effects and benefits of the Acquisition, future opportunities for Magnolia, other plans and expectations with respect to the Acquisition, and the anticipated impact of the Acquisition on Magnolia’s results of operations, financial position, growth opportunities and competitive position; (ii) the market prices of oil, natural gas, NGLs, and other products or services; (iii) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (iv) the outcome of any legal proceedings that may be instituted against Magnolia; (v) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (vi) legislative, regulatory, or policy changes, including those following the change in presidential administrations; (vii) geopolitical and business conditions in key regions of the world; (viii) cybersecurity threats, including increased use of artificial intelligence technologies; and (ix) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media

Christina Kuhl
713-314-4849
ckuhl@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Production:
Oil (MBbls)	3,809	3,639	7,470	7,156
Natural gas (MMcf)	18,201	16,820	35,584	33,313
Natural gas liquids (MBbls)	2,812	2,496	5,484	4,920
Total (Mboe)	9,654	8,939	18,885	17,628

Average daily production:
Oil (Bbls/d)	41,855	39,990	41,269	39,536
Natural gas (Mcf/d)	200,016	184,840	196,599	184,048
Natural gas liquids (Bbls/d)	30,898	27,432	30,300	27,182
Total (boe/d)	106,089	98,229	104,336	97,394

Revenues (in thousands):
Oil revenues	$373,759	$226,345	$631,088	$471,879
Natural gas revenues	39,669	42,850	91,469	94,218
Natural gas liquids revenues	65,383	49,786	114,765	103,185
Total Revenues	$478,811	$318,981	$837,322	$669,282

Average sales price:
Oil (per Bbl)	$98.13	$62.20	$84.49	$65.94
Natural gas (per Mcf)	2.18	2.55	2.57	2.83
Natural gas liquids (per Bbl)	23.25	19.94	20.93	20.97
Total (per boe)	$49.60	$35.68	$44.34	$37.97

NYMEX WTI (per Bbl)	$92.85	$63.71	$82.57	$67.55
NYMEX Henry Hub (per MMBtu)	$2.90	$3.44	$3.93	$3.55
Realization to benchmark:
Oil (% of WTI)	106%	98%	102%	98%
Natural Gas (% of Henry Hub)	75%	74%	65%	80%

Operating expenses (in thousands):
Lease operating expenses	$48,409	$43,590	$96,160	$90,665
Gathering, transportation and processing	17,202	16,489	35,410	31,442
Taxes other than income	22,757	18,802	39,144	38,907
Depreciation, depletion and amortization	116,516	107,082	229,874	212,935

Operating costs per boe:
Lease operating expenses	$5.01	$4.88	$5.09	$5.14
Gathering, transportation and processing	1.78	1.84	1.88	1.78
Taxes other than income	2.36	2.10	2.07	2.21
Depreciation, depletion and amortization	12.07	11.98	12.17	12.08

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
REVENUES
Oil revenues	$373,759	$226,345	$631,088	$471,879
Natural gas revenues	39,669	42,850	91,469	94,218
Natural gas liquids revenues	65,383	49,786	114,765	103,185
Total revenues	478,811	318,981	837,322	669,282
OPERATING EXPENSES
Lease operating expenses	48,409	43,590	96,160	90,665
Gathering, transportation and processing	17,202	16,489	35,410	31,442
Taxes other than income	22,757	18,802	39,144	38,907
Exploration expenses	213	363	1,955	711
Asset retirement obligations accretion	1,862	1,563	3,719	3,119
Depreciation, depletion and amortization	116,516	107,082	229,874	212,935
General and administrative expenses	29,151	23,278	60,595	47,867
Transaction related costs	3,200	—	3,200	—
Total operating expenses	239,310	211,167	470,057	425,646

OPERATING INCOME	239,501	107,814	367,265	243,636

OTHER EXPENSE
Interest expense, net	(6,720)	(5,604)	(12,724)	(10,856)
Other income (expense), net	(379)	(244)	(415)	971
Total other expense, net	(7,099)	(5,848)	(13,139)	(9,885)

INCOME BEFORE INCOME TAXES	232,402	101,966	354,126	233,751

Current income tax expense	2,430	4,126	6,428	16,922
Deferred income tax expense	48,196	16,812	65,086	29,153
Total income tax expense	50,626	20,938	71,514	46,075

NET INCOME	181,776	81,028	282,612	187,676
LESS: Net income attributable to noncontrolling interest	—	2,911	1,011	6,632
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$181,776	$78,117	$281,601	$181,044

NET INCOME PER COMMON SHARE
Basic	$0.97	$0.41	$1.51	$0.95
Diluted	$0.97	$0.41	$1.51	$0.95
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	184,574	186,518	183,924	187,579
Diluted	184,586	186,530	183,936	187,591
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	—	5,523	1,312	5,523
DILUTED WEIGHTED AVERAGE TOTAL SHARES OUTSTANDING (1)	184,586	192,053	185,248	193,114
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$181,776	$81,028	$282,612	$187,676
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	116,516	107,082	229,874	212,935
Asset retirement obligations accretion	1,862	1,563	3,719	3,119
Amortization of deferred financing costs	553	540	1,099	1,072
Deferred income tax expense	48,196	16,812	65,086	29,153
Gain on revaluation of contingent consideration	—	(2,652)	—	(4,004)
Stock based compensation	9,665	7,302	21,885	13,852
Other	3,418	2,526	4,261	2,875
Net change in operating assets and liabilities	22,040	(15,500)	(26,894)	(23,490)
Net cash provided by operating activities	384,026	198,701	581,642	423,188

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(1,220)	(15,509)	(156,209)	(39,653)
Additions to oil and natural gas properties	(125,129)	(100,287)	(253,557)	(231,455)
Changes in working capital associated with additions to oil and natural gas properties	(2,239)	(6,440)	25,208	2,770
Other investing	(1,774)	5,739	6,578	5,771
Net cash used in investing activities	(130,362)	(116,497)	(377,980)	(262,567)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(49,328)	(48,539)	(82,606)	(100,932)
Class B Common Stock purchases and cancellations	—	—	(19,793)	—
Dividends paid	(30,773)	(28,350)	(61,246)	(57,261)
Distributions to noncontrolling interest owners	—	(1,014)	(911)	(1,842)
Other financing activities	(1,997)	(98)	(9,953)	(8,874)
Net cash used in financing activities	(82,098)	(78,001)	(174,509)	(168,909)

NET CHANGE IN CASH AND CASH EQUIVALENTS	171,566	4,203	29,153	(8,288)
Cash and cash equivalents – Beginning of period	124,372	247,558	266,785	260,049
Cash and cash equivalents – End of period	$295,938	$251,761	$295,938	$251,761

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$295,938	$266,785
Other current assets	192,650	175,650
Property, plant and equipment, net	2,599,165	2,424,152
Other assets	52,831	36,505
Total assets	$3,140,584	$2,903,092

Current liabilities	$308,551	$288,030
Long-term debt, net	393,636	393,251
Other long-term liabilities	291,520	222,638
Stockholders’ equity	2,146,877	1,939,958
Noncontrolling interest	—	59,215
Total liabilities and equity	$3,140,584	$2,903,092

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	June 30, 2026	June 30, 2025
NET INCOME	$181,776	$81,028
Interest expense, net	6,720	5,604
Income tax expense	50,626	20,938
EBIT	239,122	107,570
Depreciation, depletion and amortization	116,516	107,082
Asset retirement obligations accretion	1,862	1,563
EBITDA	357,500	216,215
Exploration expenses	213	363
EBITDAX	357,713	216,578
Non-cash stock based compensation expense	9,401	6,781
Transaction related costs	3,200	—
Other income adjustment (1)	—	(130)
Adjusted EBITDAX	$370,314	$223,229
(1) The quarter ended June 30, 2025 includes a negative adjustment of $2.7 million related to a gain on revaluation of contingent consideration and a positive adjustment of $2.5 million related to a loss on sale of other assets.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	June 30, 2026	June 30, 2025
NET INCOME	$181,776	$81,028
Adjustments:
Transaction related costs	3,200	—
Other income adjustment (1)	—	(130)
Change in estimated income tax (2)	(672)	26
ADJUSTED NET INCOME	$184,304	$80,924

Diluted weighted average shares of Class A Common Stock outstanding during the period	184,586	186,530
Weighted average shares of Class B Common Stock outstanding during the period (3)	—	5,523
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (3)	184,586	192,053
(1) The quarter ended June 30, 2025 includes a negative adjustment of $2.7 million related to a gain on revaluation of contingent consideration and a positive adjustment of $2.5 million related to a loss on sale of other assets.
(2) Represents corporate income taxes at an assumed annual effective tax rate of 21.0% and 19.9% for the quarters ended June 30, 2026 and 2025, respectively.
(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of earnings per share to adjusted earnings per share

Our presentation of adjusted earnings per share are non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings per share may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

The Company has not presented prior-period quarterly adjusted diluted earnings per share because differences in the capital structure, including the treatment of the Company's Class B shares as anti-dilutive under ASC 260 in the prior period, result in diluted weighted-average shares outstanding that are not comparable to the current period. Accordingly, management believes presentation of prior-period adjusted diluted earnings per share would not provide a meaningful comparison.

	For the Quarter Ended June 30, 2026	Per Share Diluted EPS
(In thousands, except per share data)
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$181,776
Dividends and net income allocated to participating securities	(2,442)
Net income, net of participating securities	$179,334	$0.97
Adjustments:
Dividends and net income allocated to participating securities	$2,442	0.01
Transaction related costs	3,200	0.02
Change in estimated income tax (1)	(672)	—
ADJUSTED NET INCOME	184,304
Adjusted dividends and net income allocated to participating securities	(2,476)	(0.01)
Adjusted net income, net of participating securities	$181,828	$0.99

(1) Represents corporate income taxes at an assumed annual effective tax rate of 21.0% for the quarter ended June 30, 2026.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and operating income margin

Our presentation of adjusted operating income margin, adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. We define adjusted operating income margin as operating margin excluding transaction related costs. Management believes that adjusted operating income margin, total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, adjusted operating income margin, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted operating income margin, adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	June 30, 2026	June 30, 2025
Revenue	$49.60	$35.68
Total cash operating costs:
Lease operating expenses (1)	(4.92)	(4.78)
Gathering, transportation and processing	(1.78)	(1.84)
Taxes other than income	(2.36)	(2.10)
Exploration expenses	(0.02)	(0.04)
General and administrative expenses (2)	(2.14)	(1.94)
Transaction related costs	(0.33)	—
Total adjusted cash operating costs	(11.55)	(10.70)
Adjusted cash operating margin	$38.05	$24.98
Margin (%)	77%	70%
Non-cash costs:
Depreciation, depletion and amortization	$(12.07)	$(11.98)
Asset retirement obligations accretion	(0.19)	(0.17)
Non-cash stock based compensation	(0.97)	(0.76)
Total non-cash costs	(13.23)	(12.91)
Operating income margin	$24.82	$12.07
Add back: Transaction related costs	0.33	—
Adjusted operating income margin	$25.15	$12.07
Margin (%)	51%	34%
(1) Lease operating expenses exclude non-cash stock based compensation of $0.8 million, or $0.09 per boe, and $0.9 million, or $0.10 per boe, for the quarters ended June 30, 2026 and 2025, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $8.6 million, or $0.88 per boe, and $5.9 million, or $0.66 per boe, for the quarters ended June 30, 2026 and 2025, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	June 30, 2026	June 30, 2025
Net cash provided by operating activities	$384,026	$198,701
Add back: net change in operating assets and liabilities	(22,040)	15,500
Cash flows from operations before net change in operating assets and liabilities	361,986	214,201
Additions to oil and natural gas properties	(125,129)	(100,287)
Changes in working capital associated with additions to oil and natural gas properties	(2,239)	(6,440)
Free cash flow	$234,618	$107,474